SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 19, 2007

SOMERSET HILLS BANCORP
(Exact name of registrant as specified in its charter)

New Jersey	000-50055	22-3768777
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No

155 Morristown Road
Bernardsville, New Jersey	07924
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (908) 221-0100

Item 2.02.  Results of Operations and Financial Condition.

The information in this section, including the information contained in the press release included as Exhibit 99.1 hereto, is being furnished pursuant to this Item 2.02 and shall not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  In addition, this information shall not be deemed to be incorporated by reference into any of the Registrant’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

On July 23, 2007, the Registrant issued a press release announcing its operating results for the six months ended June 30, 2007.  A copy of the July 23, 2007 press release is included as Exhibit 99.1 hereto.

Item 5.02.  Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

(e)           On July 19, 2007, the Human Resources Committee of the Board of Directors (the “Board”) of Somerset Hills Bancorp (the “Company”) and its subsidiary Somerset Hills Bank (the “Bank”) approved Supplemental Executive Retirement Plans (the “SERPs”) between the Bank and each of Stewart E. McClure, Jr., President and Chief Executive Officer, and Gerard Riker, Chief Financial Officer.  The Board had previously approved the terms of the SERPs.  Under the terms of the SERPs, each of Messrs. McClure and Riker will receive benefit payments for 15 years.  Mr. McClure’s benefit is $48,000 per year and Mr. Riker’s is $24,000 per year.  Unless accelerated, payments begin on a participant’s normal retirement date, which is age 65 for Mr. McClure and age 72 for Mr. Riker.  Payments may be accelerated upon the death of the participant prior to his retirement or if the participant is terminated without cause.  In the event of a Change in Control (defined in the SERPs as permitted under Section 409A of the Internal Revenue Code) followed by termination of the participant’s employment within 42 months for any reason, the participant is automatically 100% vested in all benefits under the SERP and the Bank or its successor is required to purchase a single-premium annuity for the benefit of the participant in an amount required to pay for the benefits under the SERP.

Item 9.01   Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated July 23, 2007 regarding the Registrant’s operating results for the six months ended June 30, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Somerset Hills Bancorp, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOMERSET HILLS BANCORP
(Registrant)

Dated: July 23, 2007	By:	s/ Gerard Riker
GERARD RIKER
Executive Vice President
and Chief Financial Officer

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EXHIBIT INDEX

CURRENT REPORT ON FORM 8-K

Exhibit Number	Description	Page

99.1	Press Release dated July 23, 2007 regarding the Registrant’s operating results for the six months ended June 30, 2007.	5

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